Exhibit 10.16

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

**** INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

AMENDED AND RESTATED

ACID PURCHASE AGREEMENT AMONG

RHODIA, INC., PCS SALES (USA), INC. AND

PCS NITROGEN FERTILIZER L.P.

THIS AGREEMENT, dated this 23rd day of March, 2000 (the “Effective Date”), among Rhodia Inc., a Delaware corporation (“Rhodia”), PCS Sales (USA), Inc., a Delaware corporation (“PCS”), and PCS Nitrogen Fertilizer, L.P., a Delaware limited partnership (“PCSN”) amends and restates the Acid Purchase Agreement dated as of May 2, 1989 (the “Original Agreement”) between Stauffer Chemical Company Division of Rhöne-Poulenc Inc., Rhodia’s predecessor and Arcadian Corporation, predecessor to PCS and PCSN.

Introduction.

Rhodia owns and operates a phosphoric acid extraction facility in Geismar, Louisiana (“Rhodia Plant”) which is located adjacent to the phosphoric acid production facility of PCSN located at Geismar, Louisiana (“Geismar Plant”). PCS desires to sell to Rhodia and Rhodia desires to purchase from PCS certain quantities of P2O5. PCSN requires sulfuric acid for the production of phosphoric acid. Rhodia desires to sell to PCS and PCS desires to purchase from Rhodia a portion of the sulfuric acid required to produce phosphoric acid at the Geismar Plant. PCS and Rhodia have been conducting business under the terms of the Original Agreement for over 10 years. Based on such premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree to amend and restate the Original Agreement as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	“Green Acid” means the phosphoric acid produced by PCSN’s Geismar Plant and delivered by PCSN to Rhodia at the Rhodia Plant pursuant to the terms of this Agreement.

1.2	“P2O5” means the phosphate content of a material as measured on a phosphorus pentoxide basis.

1.3	“Raffinate” means the dilute phosphoric and sulfuric acid stream separated from purified phosphoric acid at the Rhodia Plant and returned, to the Geismar Plant.

2.	PURCHASE OF P2O5

2.1

Base Requirements of Rhodia. PCS shall sell and deliver and Rhodia shall purchase and receive the P2O5 output requirements of the Rhodia Plant up to (*****) short tons per year (“Base Requirements”), taken in approximately equal monthly quantities, under the terms and conditions of this Agreement.

2.2	Additional Requirements. PCS shall sell and deliver from PCSN’s Geismar Plant and Rhodia shall purchase and receive hereunder up to (*****) short tons of P2O5 output above the Base Requirements. This (*****) short ton amount shall he referred to herein as the “Additional Requirements.” The purchase and sale of the “Additional Requirements,” as to term and price, shall be governed by Article 10 hereof but shall otherwise be subject to the terms and conditions of this Agreement. PCSN shall, within the three-month period following the date of this Agreement, ascertain if, using its reasonable efforts, it can provide an additional (*****) short tons of P2O5 to Rhodia each year in light of technical and environmental factors associated with dedicating those tons to Rhodia. If it can, upon notice to Rhodia at the end of such three-month period, the Additional Requirements of (*****) short tons under this Section 2.2 shall be increased to (*****) short tons.

2.3	Future Requirements. Rhodia shall advise PCS in writing if Rhodia has future requirements for P2O5 output at the Rhodia Plant beyond the Additional Requirements. Such notice shall include Rhodia’s estimate of the volume, price and length of the purchase commitment that Rhodia desires and a proposal with respect to the additional sulfuric acid required to produce such volume. Following such notice, the parties shall discuss and evaluate any such proposal in good faith. Neither party is obligated to purchase or sell any Future Requirements under a proposal that in its sole judgment is commercially undesirable, technically infeasible or a violation of any law, regulation or applicable permit limitations.

2.4	Notices with Respect to Requirements of P2O5. Rhodia shall provide PCS written notice not later than August 30, of each year of Rhodia’s requirements for P2O5 for the following calendar year.

3.	QUALITY

3.1	P2O5 delivered to Rhodia by PCS shall be in the form of Green Acid meeting the specifications set forth in Exhibit A, attached hereto and made a part hereof. These Specifications shall be reopened and renegotiated in the event that process or raw material changes are implemented pursuit to Section 4.7 hereof.

4.	PRICE OF P2O5

4.1	Price.

(a)

For the Base Requirements of P2O5 delivered to Rhodia by PCS as determined by Section 4.2, Rhodia shall pay PCS the price determined in accordance with Exhibit B, attached hereto and made a part hereof, subject to possible adjustment resulting from an economic force majeure in accordance with Section 14 of this Agreement.

(b)	Actual price for phosphate rock paid by PCSN as defined in Exhibits B and C to this Agreement initially represented the **** price under the definition of Incoterms 1980 of the International Chamber of Commerce, actually paid by PCSN’s predecessor to the (*****) supplier for (****) phosphate rock under its (*****) supply contract plus the cost of freight from (****) to Geismar under the relevant current charter party.

Should PCSN for any reason purchase washed (*****) phosphate rock or phosphate rock with a BPL different from the BPL value assumed in Exhibits B and C, the appropriate components of EF1 shall be revised accordingly.

Should PCSN purchase phosphate rock that does not need to be washed for use in PCSN’s normal manufacturing process, then the appropriate components of EF1 shall be revised accordingly.

Should PCSN purchase phosphate rock at a price in excess of the fair market price, then upon Rhodia’s request the actual cost of PCSN phosphate rock shall be revised to eliminate any such excess cost resulting directly or indirectly from any commercial, industrial or financial arrangement, or any other kind of agreement between PCSN, its shareholders or any other entity or person entitled to or in the position to act for PCSN or to direct its business or any and all portion of its business relating to PCSN’s sulfuric and/or phosphoric activity and either (i) any phosphate rock and/or sulfur supplier, its shareholders and/or any entity or person entitled or in a position to direct its supplying business and/or (ii) any PCSN customer, its shareholder or any entity or person entitled to or in a position to direct the business of said PCSN customer.

4.2	Measurement. Measurement of P2O5 sold and purchased shall be by tank car survey and composition analysis in accordance with Exhibit D, attached hereto and made a part hereof.

4.3	Title. Title to P2O5 shall pass from PCS to Rhodia when P2O5 passes the inlet flange of each outgoing tank car or tank truck for shipment from the Rhodia plant.

4.4

Payment; Failure to Pay. Amounts payable by either party pursuant to the terms of this Agreement shall be billed monthly for P2O5 supplied during the prior month and shall be payable on or before the 15th day after receipt of each invoice. PCS has received from Rhodia an advance payment of $500,000 to cover PCSN’s cost of production in progress (the “Advance Payment”). PCS shall credit Rhodia for the Advance Payment on its final invoice to Rhodia.

4.5	Additional Deliveries

(a)	In consideration of the purchase price for P2O5 hereunder and the P2O5 and sulfuric acid content of the Raffinate stream returned to PCSN, PCS shall deliver to Rhodia at no additional charge (i) up to 0.05 tons of additional P2O5 contained in Green Acid for each ton of P2O5 purchased by Rhodia hereunder and (ii) up to 0.25 tons of 100% sulfuric acid meeting the specifications set forth in Exhibit E, attached hereto and made a part hereof, for each ton of P2O5 purchased by Rhodia hereunder.

(b)	If Rhodia requires more additional P2O5 than specified in Section 4.5(a)(i) and/or more sulfuric acid than specified in Section 4.5(a)(ii), PCS shall supply Rhodia with such additional requirements of P2O5 and sulfuric acid at the prices set forth in Section 4.1 or Section 7.3, as applicable.

4.6	Raffinate.

(a)	At Rhodia’s option, PCS shall take back Raffinate meeting the specifications and volume set forth in Exhibit F, attached hereto and made a part hereof.

(b)	Rhodia shall pay PCS the amount determined in accordance with Exhibit G, attached hereto and made a part hereof, per ton of P2O5 purchased hereunder to cover handling and recovery costs associated with the use of Raffinate in PCSN’s process.

(c)	Title to Raffinate shall not pass to Rhodia at any time under any circumstances unless and to the extent that Rhodia opts not to return the Raffinate stream to PCS.

4.7

Cost Reduction Measures. The parties hereby agree to jointly evaluate cost reduction initiatives that may result in revisions to the price formula for P2O5 set forth in Section 4.1. Among the initiatives that the parties will consider are new technologies, process modifications and raw material changes. The parties are obliged to discuss and evaluate any proposed cost reduction initiatives in good faith through the establishment of a steering committee composed of representatives of the parties, including at least one senior manager from each party who is not working at either the Rhodia Plant or the Geismar Plant. Neither party is obligated to implement any proposal that in its sole judgment is commercially undesirable, technically infeasible or a violation of any law, regulation or applicable permit limitations. In the event any cost reduction measures are implemented by the parties, this Agreement (including Section

4.1(b)) shall be amended to fully reflect the impact of such measures including, for example and without limitation, such factors as the costs of production of Green Acid, the parties’ respective profit margins, the consumption of raw materials such as sulfuric acid, and the volume and uses of Raffinate.

5.	Future Expansions at Geismar.

5.1	Expansions to Meet Future Requirements. If Rhodia should provide a notice to PCS as provided by Section 2.3, in addition to any other alternatives being studied, the parties shall discuss alternative financial arrangements for construction of any necessary expansions and/or modification to the Geismar facility of PCSN. As with Section 2.3, neither party shall be obligated to accept any terms, arrangements, financing or any other condition which it in its sole discretion considers commercially undesirable, technically infeasible or a violation of any law, regulation or applicable permit limitation.

6.	DELIVERY OF P2Q5

6.1	Risk of Loss. Solely for purposes of establishing insurance coverage, risk of loss of the Green Acid shall pass from PCS to Rhodia when Rhodia takes custody of P2O5 in the form of Green Acid at the delivery point (as hereinafter defined). Any insurance proceeds with respect to any loss or damage to Green Acid or Raffinate while in the custody of Rhodia, or to P2O5 before title passes to Rhodia as provided in Section 4.3, shall be allocated to PCS in amounts not to exceed the total value of the P2O5 at prices set forth in Section 4.1. Nothing in this provision shall limit Rhodia’s obligation to pay for additional P2O5 under Section 4.5(b).

7.	SALE AND PURCHASE OF SULFURIC ACID

7.1	Sales and Specification. Rhodia shall sell and deliver to PCSN and PCSN shall purchase and take from Rhodia at the Geismar Plant sulfuric acid meeting the specifications set forth in Exhibit H, attached hereto and made a part hereof, which shall be used by PCSN exclusively for the production of phosphoric acid that is marketed by PCS, upgraded by PCSN into other products or delivered to Rhodia hereunder. For purposes hereof, PCSN shall make reasonable efforts to make arrangements for Rhodia to have access to the dock at the Geismar Plant for delivery of such sulfuric acid to PCSN.

7.2	Quantity.

(a)

In each calendar year hereunder PCSN shall purchase and Rhodia shall supply between (*****) of the amount of sulfuric acid required by PCSN for the production of P2O5 purchased by Rhodia hereunder, determined in accordance with the following procedures. PCSN shall provide Rhodia with written notice not later than September 30 of each year of the amount of sulfuric acid PCSN requires Rhodia to supply for the next succeeding calendar year. PCSN shall be obligated to supply the balance of its own sulfuric acid requirements. The quantity of sulfuric acid that Rhodia supplies cannot exceed (*****) of the amount of sulfuric acid required by PCSN for the production of Green Acid to be delivered to Rhodia in the next succeeding calendar year nor be less than (*****) of such amount. In the event that PCSN requires from Rhodia in any calendar year during the term of this Agreement less than (*****) of the amount of sulfuric acid required by it for the production of Green Acid to be delivered to Rhodia in such year (down to Rhodia’s (*****) minimum supply level), PCS shall pay Rhodia (*****) per ton of sulfuric acid short of the (*****) level as liquidated damages and not as a penalty.

(b)	In the event that either party shall fail to provide in any calendar year during the term of this Agreement at least (*****) of the amount of sulfuric acid it is committed to supply for such year in accordance with Section 7.2(a) above, such party shall reimburse the other party for any financial loss the latter incurs as a result of such nonperformance within 5 business days of receipt of evidence of such loss.

(c)	In the event that PCSN in any calendar year during the term of this Agreement accepts less than (*****) of the amount it is committed to take for such year in accordance with Section 7.2(a) above, PCS shall pay Rhodia (*****) per ton of sulfuric acid short of such percentage to compensate Rhodia for its costs and expenses in canceling, or arranging alternative outlets for, its sulfuric acid supply, as liquidated damages and not as a penalty. Any amount paid hereunder shall be in addition to any amounts payable under the last sentence of Section 7.2(a).

(d)	In no event shall Rhodia be required to supply a volume of sulfuric acid in excess of the amount required to produce the quantity of Green Acid delivered to Rhodia under this Agreement.

7.3	Price. Price of sulfuric acid supplied to PCSN by Rhodia shall be set forth in Exhibit I, attached hereto and made a part hereof.

8.	PRICE ESCALATION

8.1	(*****) Adjustments. The prices of P2O5 and sulfuric acid sold and purchased under this Agreement may be adjusted to reflect actual changes in the (*****) factors in the price formulas set forth in Sections 4 and 7 and Exhibits B and I. Such adjustments for (*****) indices shall be made monthly and all other adjustments shall be made when they become effective.

8.2	Record Keeping. The parties shall maintain accounting and budget systems sufficiently detailed to provide a reasonably complete basis for cost determination and allocation by an independent auditor. Where costs include man-hours, the parties shall keep records such as work orders, logs and other time records sufficiency detailed to verify the number of hours worked per person.

8.3	Independent Auditor. On an annual basis Rhodia and PCS may designate a mutually acceptable independent auditor who shall have access at all reasonable times to such records and facilities as may be required to verify actual costs conversion ratios, inventories and similar matters related to this Agreement. Such audit shall be consistent with generally accepted accounting practices. If the results of any audit disclose a material error of omission or commission in the method of calculation of any charge hereunder, such affected calculation or charge shall be subject to retroactive adjustment relating back no further than the previous audit or reconciliation. The parties shall share equally the cost of such annual audit.

9.	TERM

9.1	Initial Term. This Agreement shall be in effect from the Effective Date and, subject to earlier termination as set forth in this Section, shall continue in effect until (*****).

9.2	Initial Option to Extend. Rhodia shall have the right, at its sole option, to extend this Agreement for an additional (*****) period by giving PCS written notice at least one year prior to the expiration date of the initial term.

9.3	Second Option to Extend. Should the initial option to extend be exercised by Rhodia, Rhodia shall have the right, at its sole option, to extend this Agreement for a second (*****) period by giving PCS written notice at least one year prior to the expiration of the initial renewal term.

9.4	Rhodia’s Option to Terminate. Anything contained in this Agreement to the contrary notwithstanding, Rhodia shall have the option, upon at least two (2) years’ prior written notice to PCS, to terminate this Agreement if Rhodia determines, in its sole discretion, that the purposes for which it extracts P2O5 at the Rhodia Plant are no longer economically feasible; provided, however, that prior to July 31, 2001 such termination shall be effective only if Rhodia ceases the extraction of P2O5 at the Rhodia Plant on the effective date of such termination. Thereafter, Rhodia may terminate this agreement pursuant to this Section 9.4 and continue the extraction of P2O5 at the Rhodia Plant using Green Acid supplied by third parties.

10.	TERMS AND CONDITIONS APPLICABLE TO ADDITIONAL REQUIREMENTS

10.1	Initial Term. This Agreement as it relates to the Additional Requirements shall be in effect from the Effective Date and, subject to earlier termination consistent with this Section or any other provisions dealing with the termination of this Agreement, shall continue in effect until (*****).

10.2	First Renewal Term. This Agreement as it relates to Additional Requirements shall be automatically renewed for a successive (*****) year term unless and until it is terminated by either party by giving written notice to the other party of its intention to terminate this Agreement as it relates to Additional Requirements not less than twenty-four (24) months prior to the end of the initial term.

10.3	Subsequent Renewal Terms. Following the First Renewal Term, this Agreement as it relates to Additional Requirements shall be automatically renewed for successive (*****) year terms unless and until it is terminated by either party by giving written notice to the other party of its intention to terminate this Agreement as it relates to Additional Requirements not less than twelve (12) months prior to the end of the First Renewal Term or the end of any Subsequent Renewal Term hereunder.

10.4	Price. The price for the Additional Requirements shall be as set forth in Exhibit J attached hereto and made a part hereof.

11.	COVENANT

11.1	During the term hereof, neither PCS nor PCSN shall supply phosphoric acid produced at the Geismar Plant directly or indirectly to any other party using a solvent extraction process or any other process to produce purified phosphoric acid or related phosphate salts meeting technical or food grade specifications if, as a result of any such supply (a) PCS would not be able to take back any portion of the Raffinate that Rhodia elects to provide pursuant to Section 4.6 above or (b) Rhodia would be adversely affected by changes in the quality of, and the price Rhodia pays for, P2O5 hereunder, or the amount Rhodia pays under Section 4.6(b) above.

12.	WARRANTY, LIMITATION OF LIABILITY, AND INDEMNIFICATIONS

12.1	Limited Warranty.

(a)	PCS represents and warrants to Rhodia that it has and shall have good and valid title to all Green Acid, P2O5 and sulfuric acid delivered by PCS to Rhodia pursuant to this Agreement and such Green Acid, P2O5 and sulfuric acid shall be free and clear of any liens or encumbrances thereon.

(b)	PCS represents and warrants to Rhodia that all Green Acid and sulfuric acid to be delivered by PCS to Rhodia pursuant to the terms of this Agreement shall meet the specifications as set forth on Exhibits A and E, respectively, and, subject to routine maintenance requirements, the flow of Green Acid, from PCS’s Plant to Rhodia’s Plant shall be continuous.

(c)	Subject to the preceding Sections 12.1(a) and 12.1(b), NEITHER PCS NOR PCSN MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ANY OTHER MATTER WITH RESPECT TO THE GREEN ACID, P2O5 OR SULFURIC ACID.

12.2	Limited Warranty

(a)	Rhodia represents and warrants to PCS that it has and shall have good and valid title to all sulfuric acid delivered by Rhodia to PCS pursuant to this Agreement and such sulfuric acid shall be free and clear of any liens or encumbrances thereon.

(b)	Rhodia represents and warrants to PCS that all sulfuric acid to be delivered by Rhodia to PCS pursuant to the terms of this Agreement shall meet the specifications as set forth in Exhibit H.

(c)	Subject to the preceding Sections 12.2(a) and 12.2(b), RHODIA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ANY OTHER MATTER WITH RESPECT TO THE SULFURIC ACID.

12.3	Limitation of Liability.

(a)	PCS acknowledges that the delivery of Rhodia’s requirements of Green Acid meeting the specifications set forth in Section 3 and Exhibit A hereof is critical to Rhodia’s realizing the value of its investment in the Rhodia Plant. Therefore, PCS acknowledges and affirms Rhodia’s right to enforce in law or equity the obligations of PCS to provide Green Acid hereunder, subject, however, to the provisions of Sections 12.3(b), 12.3(c) and 13.1

(b)	No party shall be liable to any other for special, incidental, indirect, punitive or consequential damages (including, but not by limitation, lost profits) in excess of the purchase price of the goods in respect of which such claim is made resulting from immaterial breaches of warranty with respect to the supply of Green Acid or sulfuric acid hereunder, regardless of whether such liability is based upon breach of this Agreement, negligence, breach of warranty or otherwise. For purposes of this Section, “immaterial breach” shall be defined as a breach of warranty continuing for no more than 120 consecutive hours following receipt of written notice of such breach by the breaching party. The cumulative annual total of up to 360 hours during which any breach of warranty continues after notice shall also be deemed an “immaterial breach” for purposes of this Section.

(c)	All claims by any party against any other party with respect to the Green Acid or sulfuric acid (whether based in contract, warranty, negligence, strict liability, tort, or otherwise) shall be deemed waived unless made in writing and received by the other party within ninety (90) days after delivery of the Green Acid or sulfuric acid in respect to which the claim is made.

12.4	Indemnification.

(a)	Rhodia. Rhodia shall hold harmless and indemnify PCS and PCSN (referred to collectively in this Section 12.4 as “PCS”) for all damages, claims or actions, including injury to or death of persons or damage to property, caused by or resulting from the operation of the Rhodia Plant or Rhodia’s handling or possession of Green Acid, sulfuric acid, or Raffinate pursuant to this Agreement.

(b)	PCS. PCS shall hold harmless and indemnify Rhodia for all damages, claims or actions, including injury to or death of persons or damage to property, caused by or resulting from the operation of the Geismar Plant or PCS’s handling or possession of Green Acid, sulfuric acid, or Raffinate pursuant to this Agreement.

(c)

Employees. Employees or representatives of any party, who are present under any provision of this Agreement on the properties of another party, shall be there at the risk of the employer of such persons, and such employer agrees to fully protect and indemnify the other party against any liability to such employees or representatives, except in those instances where the liability grows out of the sole negligence or willful misconduct of such other party. Further, each party agrees to save harmless and indemnify the other against claims for injuries or damages to persons or property occurring on the indemnified party’s property and caused or alleged to have been caused by employees or the other party while such employees were present on the indemnified party’s property.

13.	PERFORMANCE

13.1	Excuse of Performance.

(a)	Force Majeure. No liability shall result from delay in performance caused by circumstances beyond the control of the party affected, including, but not limited to act of God, fire, flood, war, government action, equipment failure, labor trouble or shortage, inability to obtain adequate material, equipment or transportation. Quantities so affected may be eliminated from the contract at the discret on of the party affected without liability, but the contract shall remain otherwise unaffected.

(b)	Efforts to Overcome Force Majeure. Each of PCS, PCSN and Rhodia agrees that if such party is prevented by force majeure from performing in whole or in part its undertakings hereunder, it shall diligently use all reasonable efforts to overcome such force majeure and to resume in full performance of all of its obligations hereunder.

(c)	Settlement of Strikes and Labor Disturbances. The settlement of strikes, or labor disturbances shall be entirely within the discretion of the party having the difficulty, and any requirement that force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or labor disturbances by acceding to the demands of the opposing party or parties when such course is inadvisable in the discretion of the party having the difficulty.

(d)	Notice of Force Majeure. In the event that PCS, PCSN or Rhodia shall be rendered unable, wholly or in part, by force majeure, to carry out its obligations, other than to make payments, notice and full particulars of such force majeure shall be given to the other parties as promptly as practicable after the occurrence of such force majeure and provided such notice is given as aforesaid, the obligations hereunder of the party giving such notice, so far but only so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such party shall remedy such inability with all reasonable dispatch.

(e)

Deliveries. In the event delivery of Green Acid by PCS to Rhodia is suspended or not made by reason of this Section 13, Rhodia shall have the right to purchase Green Acid to replace such quantities from third parties. Under such circumstances, unless excused by force majeure, PCS shall not be relieved of its obligation hereunder to receive and process Raffinate, provided that PCS shall not be required to add new, handling or processing systems and/or to transport Raffinate offsite and further provided that such handling and/or processing is permitted under the then-existing governmental permits that have been issued to PCS or PCSN and is not violative of any law or regulatory requirement.

14.	ECONOMIC FORCE MAJEURE

14.1	If, at any time during the term of this Agreement, PCS or PCSN (collectively referred to as “PCS” for purposes of this Section) reasonably determine that:

(a)	it is not in PCS’s economic interest to run the Geismar Plant due to events or circumstances outside of PCS’s control, including but not limited to market pricing conditions or government regulations, which eliminate PCS’s earnings at the Geismar Plant (before interest and taxes as determined in accordance with GAAP) for a consecutive eighteen-month period after taking into account the supply of P2O5 under this Agreement but excluding the impact on the Geismar Plant of strategic and manufacturing decisions implemented by PCS in its sole discretion, including but not limited to the shift of production, to other PCS sites; and

(b)	PCS would shut down the Geismar phosphoric acid plant solely due to such events or circumstances, were it not for PCS’s obligations to Rhodia under this Agreement;

(such determinations constituting a declaration by PCS of “economic force majeure”), then PCS shall notify Rhodia in writing of such determinations and, beginning on the date of PCS’s notice (“Notice Date”) and ending no later than six months after the Notice Date, the parties will discuss and evaluate in good faith proposals to address such economic force majeure in a manner that (i) does not obligate Rhodia to suffer any adverse financial or operational consequences therefrom and (ii) provides PCS with some relief from the financial consequences thereof. Upon expiration of such period, Rhodia, in the exercise of its sole discretion and upon written notice to PCS, will select a proposal to address such economic force majeure should it continue, which approach shall be implemented on or before eighteen months after the Notice Date provided that PCS has the right to reject any approach selected by Rhodia and continue to operate under the terms of this Agreement. Such approaches may include, by way of illustration and without limitation:

A.	Rhodia’s lease or purchase of the Geismar Plant at mutually acceptable financial terms and on mutually acceptable terms and conditions; or

B.	Rhodia’s commitment to purchase (*****) of tie P2O5 output of the Geismar Plant run at maximum capacity at the then current price for the Base Requirements; or

C.	PCS’s agreement to permit Rhodia to purchase and have delivered Green Acid to replace all amounts deliverable hereunder, which agreement would entail access to all docks at the Geismar Plant, utilization of all Green Acid storage facilities, supply of steam and power and funding of capital investments for handling Raffinate, among other items; or

D.	PCS’s agreement to supply Rhodia with purified phosphoric acid of a quality and in amounts equivalent to that produced by Rhodia at the Rhodia Plant at a price equal to Rhodia’s cash cost of production therefor.

15.	INSURANCE

15.1	Insurance Certificate. Each party shall furnish the other party a Certificate of Insurance coverages, which certificate shall state that insurance coverage shall not be terminated, reduced, or allowed to expire without first giving the other party to this Agreement at least thirty (30) days prior written notice.

15.2	Minimum Insurance Requirements. Each party shall take out and maintain at its own expense during the term of this Agreement at least the following insurance coverage which minimums the parties shall review and adjust prior to the commencement of any renewal term for Rhodia’s Base Requirements:

COVERAGE	LIMITS
Workers Compensation	Statutory

Public Liability	$5,000,000 each person
(Bodily Injury)	$25,000,000 each occurrence

Public Liability	$25,000,000 each occurrence
(Property Damage)

Automobile Liability	$10,000,000 combined single limit
(Bodily Injury and Property Damage)

15.3	Contractual Endorsement. The insurance certificate described in this Section shall include a certification that the above-described insurance coverage includes contractual coverage for the liability under this Agreement of the relevant party.

15.4	Waiver of Subrogation. Each party shall secure from the company carrying such party’s Worker’s Compensation and Employer’s Liability insurance coverage a waiver of subrogation in favor of the other party to this Agreement and its employees and shall furnish to such other party a copy of such waiver.

15.5	No Limitation On Liability. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on any party’s liability.

16.	DELIVERY

16.1	Delivery Point. All Green Acid or Sulfuric Acid provided in accordance with Section 4.5(a) hereof (referred to solely for purposes of Sections 16.1 and 16.2 hereof as “Sulfuric Acid”) furnished hereunder by PCS to Rhodia shall be supplied and delivered to Rhodia at the boundary line of the Rhodia Plant at the point where the pipeline through which the Green Acid or Sulfuric Acid is transported crosses such boundary line. Such point is referred to herein as “delivery point”.

16.2	Responsibility for Piping. All piping and other equipment used in manufacturing, generating, and delivering the Green Acid or Sulfuric Acid to the delivery point shall be furnished, owned, operated, and maintained by PCS or PCSN at its own expense. All piping and other equipment used in transporting, regulating, and utilizing the Green Acid or Sulfuric Acid beyond the delivery point shall be furnished, owned, operated, and maintained by Rhodia at its own expense.

16.3	Sulfuric Acid. Sulfuric acid furnished hereunder by Rhodia to PCS shall be delivered by barge, ship or, in the event access cannot be provided to Rhodia in accordance with Section 7.1, tank truck, to PCS FOB the Geismar Plant. Rhodia may make shipments by any other practicable means acceptable to PCS. In the case of bulk carload, tank car, tank truck or barge shipments, Rhodia’s weight shall govern unless proved to be in error.

16.4	Raffinate. All Raffinate returned hereunder by Rhodia to PCS shall be delivered to PCSN at the boundary line of the Geismar Plant at the point where the pipeline through which the Raffinate is transported first crosses such boundary line.

17.	ASSIGNMENT

17.1

Assignment. The rights and obligations of a party to this Agreement shall be assigned and delegated to the entity into which such party or its permitted assignee or successor may be merged or consolidated or by a purchaser of all or substantially all of a party’s assets. This Agreement shall not be otherwise assignable or delegable by either party without the written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, provided, however, that it may be assigned to a subsidiary of a party hereto without any such consent and, provided, further, that PCSN may assign this Agreement to any affiliate that acquires the assets of the Geismar Plant with notice to Rhodia but without any such consent. Any such assignment shall not relieve the assignor or its successor in interest of its obligations hereunder. Except as so provided, any purported assignment hereof shall be null and void.

18.	NOTICES

18.1	Notices. All notices under this agreement shall be deemed duly given if in writing and hand delivered or sent by post-paid registered or certified mail, addressed to the respective parties at the addresses stated below, or such other addresses as they shall respectively hereinafter designate in writing from time to time:

To PCS and/or PCSN:

PCS Sales (USA) Inc.

3175 Lenox Park Boulevard

Suite 400

Memphis, TN 38115

Attention: Vice President – Industrial Sales

Rhodia, Inc.

259 Prospect Plains Road

Cranbury, NJ 08512

Attention: President - Specialty Phosphorus Products

19.	PERMITS AND LICENSES

19.1	Permits and Licenses.

(a)	PCS. PCS, PCSN and their respective affiliates shall use all reasonable efforts to obtain and keep in effect any permits, licenses, and other forms of documentation required now or hereafter to operate the Geismar Plant in compliance with governmental orders, regulations, ordinances, rules, actions, or laws.

(b)	Rhodia. Rhodia shall use all reasonable efforts to obtain and keep in effect any permits, licenses, and other forms of documentation required now or hereafter to operate the Rhodia Plant in compliance with governmental orders, regulations, ordinances, rules, actions, or laws.

(c)	Performance Under this Agreement. Each party shall use all reasonable efforts to keep in effect all other permits, licenses, and other forms of documentation required now or hereafter in order for such party to comply with governmental orders, regulations, ordinances, rules, action, or laws in its performance under this Agreement.

(d)	Copies of Permits and Licenses. Each party shall furnish copies of all permits, licenses, or other forms of documentation obtained under this Section to the other party upon request of and without charge to such other party.

20.	HAZARDOUS NATURE OF MATERIAL

20.1	Hazardous Nature of Material. Each party knows and understands that Green Acid, sulfuric acid, Raffinate, and materials manufactured by Rhodia are or may have been in contact with certain materials that are toxic, corrosive, dangerous, or hazardous. Each party, as applicable, agrees to advise and inform its employees, agents, and representatives, and any independent contractor employed by such party and any immediate purchaser of product from the Rhodia Plant of the nature of the Green Acid, sulfuric acid, Raffinate, and materials manufactured by Rhodia, the hazards associated with the Green Acid, sulfuric acid, Raffinate, and materials manufactured by Rhodia, any recommended handling precautions, and all appropriate measures to insure the safety and well-being of persons, property, and the environment prior to commencement of work involving the Green Acid, sulfuric acid, Raffinate, and materials manufactured by Rhodia or the purchase thereof. Each party, as applicable, shall promptly inform the other in writing of any health, safety, or environmental hazard relating to the Green Acid, sulfuric acid, Raffinate, and materials manufactured by Rhodia that becomes known to such party subsequent to the execution of this Agreement.

21.	MISCELLANEOUS

21.1	Services Agreement. The parties shall continue in effect the Geismar Complex Service Agreement dated as of December 12, 1989.

21.2

Entire Agreement. As to matters, including without limitation, volumes and pricing of P2O5, on and after the Effective Date, this Agreement and any exhibits attached hereto, shall constitute the full understanding of the parties, the complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement with respect to the subject matter hereof. Except as provided in Sections 21.1 hereof, all prior agreements, negotiations, dealings, and understandings, whether written or oral, regarding the subject matter hereof, are hereby superseded and merged into this Agreement. No conditions, usage of trade, course of dealings, or performance, understanding, or agreement purporting to modify, vary, explain, or supplement the terms and conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be affected by the acknowledgment or acceptance of a purchase order or shipping instruction form containing terms or conditions in conflict with or in addition to those set forth in this Agreement. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any breach or default or of any right or remedy, unless such waiver be expressed in writing, signed by the party to be bound.

21.3	Full Understanding. The parties fully understand this Agreement and have declared that they have not waived any default.

21.4	Third Parties. This Agreement is intended to benefit only the parties hereto and no third party shall be entitled to rely on the matters set out herein or benefit as a third party beneficiary of such matters or agreements.

21.5	Effective Date. The effective date of this Agreement shall be the date first indicated above, although it may be signed by one or more of the parties on different dates.

21.6	Compliance With Laws. Each party shall comply with all the laws, ordinances, regulations, rules, orders, and actions, whether federal, state, or local, which may now or hereafter be applicable to its performance under this Agreement.

21.7	Environment. Each party, as applicable, shall use ill reasonable efforts to prevent hazards to health and the environment in the generation, handling, possession, transportation, processing, use, resale and/or disposition of Green Acid, sulfuric acid, Raffinate, and the materials manufactured by Rhodia in accordance with this Agreement.

21.8	No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, or partnership or joint venture between PCS, PCSN and Rhodia or any combination thereof.

21.9	Independent Business. In the performance of this Agreement, the parties are engaged in independent businesses, and nothing in his Agreement shall be construed to:

(a)	grant either party any right to control the other party with respect to the conduct of its business;

(b)	make either party a partner, joint venture, agent, or other representative of the other party;

(c)	grant either party any right or authority to assume or create any obligation on behalf or in the name of the other;

(d)	accept legal summons or legal process for the other.

21.10	Employees. Neither party shall have the right to exercise any control over the other’s employees, all of whom are entirely under the control and the direction of the party employing the same who shall be responsible for their actions and omissions.

21.11	Commissions or Fees. Neither party shall pay any commissions or fees or grant any rebates to any employees, officers, or authorized representatives of the other party.

21.12	Calculations. All calculations, payments, and statements of payments due under this Agreement shall be accompanied by supporting documentation, if requested. The party preparing such calculations and statements shall maintain sufficient records kept in accordance with generally accepted accounting principles, to verify such calculations and statements.

21.13	Severability. Should any provision of this Agreement be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given affect without the valid provision, and, to this end, the provisions hereof are severable.

21.14	Cumulative Rights. The rights, powers, and remedies of the parties to this Agreement are cumulative and concurrent, and in addition to all other rights, remedies and powers.

21.15	Governing Law and Venue. This Agreement, including all exhibits hereto or expressly referred to herein and other associated documents, shall be governed by and enforced in accordance with the laws of the State of New York.

21.16	Headings. The headings of the various paragraphs and sections herein have been included for convenience and reference only and shall not affect in any way the express provisions of this Agreement.

21.17	Counterparts. For the convenience of the parties, this Agreement, including all exhibits hereto or expressly referred to herein and other associated documents, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in its corporate name and its respective name, effective the Effective Date.

WITNESSES:	PCS SALES (USA) INC.

/s/ Illegible	By:	/s/ Illegible
	Title:	Illegible
	Date:	March 21, 2000

PCS NITROGEN FERTILIZER, L.P. by PCS NITROGEN FERTILIZER OPERATIONS, INC., its General Partner

/s/ Illegible	By:	/s/ Illegible
	Title:	Vice President - Manufacturing
	Date:	March 21, 2000

RHODIA INC.

/s/ David C. Butow	By:	/s/ Richard V. Kennedy Jr.
David C. Butow	Title:
Date:

EXHIBIT A

GREEN ACID PRODUCT SPECIFICATION

		MINIMUM	TYPICAL	MAXIMUM
P2O5%		52	54	N.A.
SO4%		2	3	5
Fe	ppm		3750	A1+Fe <14,000
Al	ppm		2700
Mg	ppm		1300	8000
Mo	ppm		5	25
F	ppm		5000	5000
Ca	ppm		220	300
Na	ppm		600	5000
K	ppm		1000	2000
As	ppm		16.4	50
Cd	ppm		64	150
Ni	ppm		24	100
Cu	ppm		18	100
Mn	ppm		115	300
Cr	ppm		260	500
Zn	ppm		240	500
V	ppm		135	300
Cl	ppm		45	50
C org	ppm		114	250
SiO2	ppm		778	3000
B	ppm			50
U	ppm			150
NO3	ppm		<100	100
Solid
Content			0.5	0.5

EXHIBIT B

Base Requirements price formula:

(*****)

(*****)

Where:

P1	=	Price in dollars per short ton of P2O5 removed.

EF1	=	Rock escalation factor defined as the then-current actual cost of PCSN’s phosphate rock divided by PCSN’s actual cost of phosphate rock on (****) which is set forth in Exhibit C, attached hereto and made apart hereof.

EF2	=	Operating cost escalation factors as defined in Exhibit C.

EF3	=	Sulfuric acid escalation factor defined as the then-current actual cost of PCSN’s sulfur divided by PCSN’s actual cost of sulfur on (*****), which is set forth in Exhibit C.

Us	=	Sulfuric acid usage factor defined as the amount of 100% sulfuric acid required to produce one ton of P2O5. Usage rate defined in Exhibit C, attached hereto and made a part hereof, shall be the actual usage rate not to exceed an annual weighted average of (*****) tons of 100% sulfuric acid per ton of P2O5. PCS’s December invoice for each year shall be adjusted, if necessary, to reflect the final annual weighted average usage rate.

EXHIBIT C

ESCALATION FACTORS

I.	(*****)

		Where: (*****)	=	The (****) for unwashed phosphate rock under the current terms and conditions of the then current supply contract.

		(*****)	=	The (****) for phosphate rock delivered to the Geismar Plant under the terms and conditions of the then current charter party.

		(*****)	=	The then current consumption of phosphate rock (NT) required to produce one net tons of (****) P2O5 as (*****) phosphoric acid.

		(*****)	=	The (****) for unwashed phosphate rock under the terms and conditions of the then current supply contract.

		(*****)	=	The (****) for phosphate rock delivered to the Geismar Plant under the terms and conditions of the then current charter party.

		(*****)	=	The (*****) consumption of phosphate rock (NT) required to produce one net ton of (****) P2O5 as (*****) phosphoric acid.

II.	(*****)

		Where: (*****)	=	The (*****) reported for the period two months prior to the then current billing period. The recognized (*****) for this Agreement will be (*****) prepared by the U.S. Department of Labor, Bureau of Labor Statistics.

EXHIBIT C (cont.)

		(*****)		=	The (*****) reported for the month of January (*****). The recognized (*****) for this Agreement will be (*****), prepared by the U.S. Department of Labor, Bureau of Labor Statistics.

III.	(*****)	(*****)
(*****)

		Where:	(*****)	=	The price of sulfur under the terms and conditions of the then current supply contract.

			(*****)	=	The (*****) price of sulfur under the terms and conditions of the then current supply contract.

IV.		(*****)
(*****)

		Where:	(*****)	=	The net tons of (*****) sulfuric acid consumed in the phosphate rock attack during the then current month.

			(*****)	=	The net tons of (*****) P2O5 as (*****) phosphoric acid produced during the then current month.

EXHIBIT D

MEASUREMENT AND ANALYSIS OF P205

Measurement of P2O5 sold and purchased shall be actual tank car shipping weights as determined by PCSN’s certified rail scales, less tank car heels. P2O5 content of outgoing shipments shall be determined by mutually acceptable analysis.

EXHIBIT E

99% SULFURIC ACID

Specifications
Sulfuric Acid (H2SO4), Wt. %	98.5 – 99.5
Color	50 Max. APHA
Turbidity	125 NTU Max.

Typical Composition and Properties
Sulfuric Acid (H2SO4), Wt.	99.3		Cl, ppm	<0.05
Fe, ppm	13.2	(1)	NH3, ppm	8.9
Cu, ppm	<0.2		Ni, ppm	6.8
Zn, ppm	0.55		SO2, ppm	12.6
Pb, ppm	0.02		N2O3, ppm	<0.1
Mn, ppm	0.47		NVM, ppm	123
SiO2, ppm	0.02		Organics, ppm	<1
CaO, ppm	1.49		Color, APHA	20
MgO, ppm	1.48		Heavy Metals as Pb, ppm	<10
Al2O3, ppm	0.66		Sp, Gr., 60°F/60°F	1.831
As, ppm	<0.50		Density, Lbs/gal @ 60°F	15.27
Se, ppm	0.11		Oxidizable Impurities, nil of .02 N KMnO4/25 nil acid	0.5

(1)	Iron level will vary with length of storage in steel tank.

EXHIBIT F

RAFFINATE SPECIFICATIONS

A.	Composition

Analysis by Weight	Normal	Maximum	Comments
P205%	2.5	3.5	With (*****)
		6.5	With other rocks
Na%	1.7	2.5
N2SO4%	16.6	20.0
Carbon ppm	30	75	30% of incoming carbon
TBP ppm	5-10	25

All other elements fed with green acid will show up on Varying amounts in the Raffinate Stream.

B.	Throughput

	Normal	Maximum
Raffinate Flow (Ton/Ton P2O5)	(*****)	(*****)

EXHIBIT G

Raffinate calculations

Total Raffinate Charge, $ per ton (*****)

A	=	Actual delivered rock cost per ton in dollars as P2O5 times (x) the current consumption of Phosphate Rock to produce one net ton of (****) P2O5.

B	=	Sulfuric Acid cost per ton of P2O5 at the current Sulfuric Acid price per Exhibit B times (x) the current consumption of Sulfuric Acid to produce one net ton of (****) P2O5.

C	=	(*****) As (*****) is defined in Exhibit C

D	=	Prices of Sulfuric Acid used = contract price for Sulfuric Acid (Exhibit B) times (*****), between (*****).

An Example:

A	=	(*****)

B	=	(*****)

C	=	(*****)

D	=	(*****)

Total Raffinate charge =(*****)

EXHIBIT H

PRODUCT SPECIFICATIONS AND TYPICAL ANALYSIS

Product	Sulfuric Acid

Grade	Technical

Manufacturing Plant	Baton Rouge, LA

Specification

Test	Limits

Assay (H2SO4)	93% minimum
Color	cloudy to clear

Typical Analysis

Test	Limits

Assay (H2SO4)	93.5% and 98.5%

Rhodia shall exercise its best efforts to supply maximum assay up to 98._%.

EXHIBIT I

Sulfuric acid price formula:

P2	=	(*****)

Where:

P2	=	Price in dollars per short ton of 100% sulfuric acid delivered to PCSN’s Geismar, LA plant.

EF3	=	Sulfuric acid escalation factor defined in Exhibit C.

EXHIBIT J

Additional Requirements - price formula

(*****)

(*****)

Where:

P1	=	Price in dollars per short ton of P2O5 removed.

EF1	=	Rock escalation factor defined as the then-current actual cost of PCSN’s phosphate rock divided by PCSN’s actual cost of phosphate rock on (*****), which is set forth in Exhibit C, attached hereto and made a part hereof.

EF2	=	Operating cost escalation factors as defined in Exhibit C.

EF3	=	Sulfuric acid escalation factor defined as the then-current actual cost of PCSN’s sulfur divided by PCSN’s actual cost of sulfur on (*****), which is set forth in Exhibit C.

Us	=	Sulfuric acid usage factor defined as the amount of (*****) sulfuric acid required to produce one ton of P2O5. Usage rate defined in Exhibit C, attached hereto and made a part hereof, shall be the actual usage rate not to exceed an annual weighted average of (*****) sulfuric acid per ton of P2O5. PCS’ s December invoice for each year shall be adjusted, if necessary, to reflect the final annual weighted average usage rate.